Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” within the Prospectus and Statement of Additional Information and “Consolidated Financial Statements” within the Statement of Additional Information of Stone Ridge Trust V and to the incorporation by reference of our report dated May 9, 2016, with respect to the financial statements of Stone Ridge Trust V as of March 9, 2016, in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Stone Ridge Trust V to be filed with the Securities and Exchange Commission in this Amendment No. 5 (Registration No. 811-23120).

/s/ Ernst & Young LLP

New York, NY

March 21, 2017